Exhibit 22.1

LIST OF SUBSIDIARY ISSUERS OF GUARANTEED SECURITIES

As of March 31, 2023, Healthcare Realty Trust Incorporated is the guarantor of the outstanding debt securities of its subsidiaries, as listed below.

Debt Instrument	Issuer
3.88% Senior Notes due 2025	Healthcare Realty Holdings, L.P.
3.50% Senior Notes due 2026	Healthcare Realty Holdings, L.P.
3.75% Senior Notes due 2027	Healthcare Realty Holdings, L.P.
3.63% Senior Notes due 2028	Healthcare Realty Holdings, L.P.
3.10% Senior Notes due 2030	Healthcare Realty Holdings, L.P.
2.40% Senior Notes due 2030	Healthcare Realty Holdings, L.P.
2.05% Senior Notes due 2031	Healthcare Realty Holdings, L.P.
2.00% Senior Notes due 2031	Healthcare Realty Holdings, L.P.